                                  Exhibit 2.13



                            STOCK PURCHASE AGREEMENT




                                      AMONG




                                 KENDLE UK INC.,



                                       AND


                              MARIE-LOUISE QUEILLE,
                                BERNARD QUEILLE,
                                  MICHEL BEHAR,
                                  REGINA SOYER,
                                   JEAN SOYER,
                                 MICHEL BENADY,
                             JEAN-JACQUES MAYER, AND
                              JEAN-FRANCOIS MORVAN





                                  JUNE 4, 1999


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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into this fourth day of June,1999 by and between:

         - KENDLE U.K INC., an Ohio corporation ("Kendle"), having its registered office located at 700 Carew Tower, 441 Vine Street, Cincinnati, OH 45202, United States duly represented by Mr. Rafael Mancera, who has all the powers of such representation,

                                                                On the One Hand,
         And

         - Mrs. Marie Louise Queille with an address at 9 rue des Marronniers, 75016 Paris, France;

         - Mr. Bernard Queille with an address at 9 rue des Marronniers, 75016, Paris, France;

         - Mr. Michel Behar, with an address at 14 impasse de la Marniere, 91310 Longpont Sur Orge, France;

         - Mrs. Regina Soyer, with an address at Residence Henri Sellier, 23 rue de Malabry, 32350 Le Plessis-Robinson, France;

         - Mr. Jean Soyer, with an address at 13 rue Leon Bloy, 92260 Fontenay aux Roses, France;

         - Mr. Michel Benady, with an address at 27 Route de Longpont, 91700 St Genevieve des Bois, France;

         - Mr. Jean-Jacques Mayer, with an address at 87 rue Leon Blum, 31220 Bretigny sur Orge, France;

         - Mr. Jean-Francois Morvan, with an address at 26/28 rue de la Concorde, 91700 St Genevieve des Bois, France;

                                                               On the Other Hand
                                                                (the "Sellers").

         Kendle and the Sellers are referred to herein collectively as the "Parties".

                                    RECITALS
                                    --------

         A. The Sellers, in the aggregate, own all of the issued and outstanding capital stock of ESCLI S.A., a corporation (societe anonyme) organized and existing under the laws of France, registered with the Registry of Commerce and Companies of Nanterre under No. B 350 578 001, having its registered office at 13-15 rue Jean-Pierre Timbaud, 92130 Issy-Les-Moulineaux, France ("ESCLI").

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         B. This Agreement contemplates a transaction in which Kendle will purchase from the Sellers, and the Sellers will sell to Kendle, all of the issued and outstanding capital stock ofESCLI in return for cash.



         NOW, THEREFORE, in consideration of the premises and the mutual undertakings and agreements herein made, the Parties agree as follows:

         1.       Definitions
                  -----------

         "ESCLI" has the meaning set forth in the first recital above.

         "ESCLI SHARE" means any share of the common stock, no par value, of ESCLI.

         "AFFILIATE" means, with respect to any entity or individual, any entity or individual which directly or indirectly controls, is controlled by or is under common control with such entity or individual.

         "BASIS" means any known past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

         "BENEFICIARY" has the meaning set forth in ss.6(b)(i) below.

         "CASH CLOSING PAYMENT" has the meaning set forth in ss.2(b) below.

         "CASH ESCROW AMOUNT" has the meaning set forth in ss.2(b) below.

         "CLOSING" has the meaning set forth in ss.2(c) below.

         "CLOSING DATE" has the meaning set forth in ss.2(c) below.

         "CONSULTING AGREEMENT" has the meaning set forth in ss.2(d)(iii) below.

         "CONTRIBUTIONS" means all permanent or exceptional deductions, charges or other contributions required to be made or paid pursuant to any social security regime, unemployment benefit or severance plan, welfare arrangement, retirement or pension plan, health or other employee insurance plan, employee training program, profit-sharing plan or other employee benefit or labor-related plan pursuant to any applicable law and for which any Person or any of its predecessors may be liable.

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         "CONTROL" (including the terms "to control", "controlling", "controlled by" and other variations of the term "control") means the ownership of 50% or more of the outstanding shares (or the equivalent in a non-corporate entity) or voting rights of any Person.

         "DAMAGES" means any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, settlements, out-of-pocket costs, expenses and disbursements (including reasonable fees of advisers and expert witnesses) of whatever kind and nature.

         "DISCLOSURE SCHEDULE" means the disclosure schedule delivered by the Guarantor hereto pursuant to ss.ss.3 and 4 below. Nothing contained in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the exception is identified in the Disclosure Schedule with reasonable particularity, describing the relevant facts in reasonable detail.

         "EMPLOYMENT AGREEMENT" has the meaning set forth in ss.2(f) below.

         "ENCUMBRANCE" means any Security Interest, warrant, option, purchase right, preemptive right, or other right or claim of any character that restricts the transfer of capital stock.

         "ENVIRONMENTAL LAW" means any supra-national, national, state or local statute, law, rule, regulation, ordinance, code, policy or guidelines in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials.

         "ESCROW AGREEMENT" has the meaning set forth in ss.2(b) below.

         "FINANCIAL STATEMENTS" has the meaning set forth in ss.4(g) below.

         "GUARANTOR" means Mrs. Marie Louise Queille who shall be the only guarantor with respect to ESCLI's representations and warranties among the Sellers.

         "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated by any governmental authority.

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         "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all models and all applications, registrations, and renewals in connection therewith, (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all computer software (including related technical documentation), (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

         "KENDLE" has the meaning set forth in the preface above.

         "KNOWLEDGE" means knowledge after reasonable investigation.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (without limitation) any liability for Taxes and Contributions.

         "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

         "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in ss.4(g) below.

         "MOST RECENT FISCAL MONTH END" has the meaning set forth in ss.4(g) below.

         "MOST RECENT FISCAL YEAR END" has the meaning set forth in ss.4(g) below.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

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         "PLAN" means any employee benefits, bonuses, welfare arrangements, unemployment or severance benefits, pensions, retirement plans, health or other employee insurance plans, employee training programs, stock options, stock purchase, deferred compensation, profit-sharing plans or other similar arrangements.

         "PARTY" has the meaning set forth in the preface above.

         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PURCHASE PRICE" has the meaning set forth in ss.2(b) below.

         "SECURITY INTEREST" means any mortgage, pledge, lien, privilege, encumbrance, charge, or other security interest.

         "SELLER" has the meaning set forth in the preface above.

         "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns, directly or indirectly, either the outstanding voting stock or other ownership interest.

         "TAX" means any French, state, local, or foreign income, gross receipts, license, payroll, employment, severance, stamp, premium, windfall profits, environmental, para-fiscal charges, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax and duty of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes and Contributions, including any schedule or attachment thereto, and including any amendment thereof.

         "THIRD PARTY CLAIM" has the meaning set forth in ss.6(d) below.


         2.       PURCHASE AND SALE OF ESCLI SHARES

                  (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, Kendle agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to Kendle, all of his or her ESCLI Shares for the consideration specified below in this section. 2.

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                  (b) PURCHASE PRICE. At the Closing, Kendle shall pay the
Sellers a purchase price of Fifteen Million Two Hundred Fifty Thousand Three Hundred and Ten French Francs (FF 15,250,310) (the "Purchase Price"), Eleven Million Nine Hundred Seventy Thousand Five Hundred Twenty-Five French Francs (FF 11,970,525) of which shall be paid in cash at the Closing (the "Cash Closing Payment"), Three Million Two Hundred Seventy-Nine Thousand Seven Hundred Eighty-Five French Francs (FF 3,279,785) of which shall be paid in cash to Fifth Third Bank, as escrow agent under the Escrow Agreement (attached as Exhibit 2(b)(i) hereto), the purpose of which is to secure and provide a source for the payment of any amount payable by the Guarantor to Kendle pursuant to ss.6 hereof (the "Cash Escrow Amount"). The Purchase Price paid to each Seller shall be as set forth in Exhibit 2(b)(ii) hereto.

                  (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Kahn & Associes, 9 rue Anatole de La Forge, 75017 Paris, France, commencing at 2.00 p.m., local time, on June 4, 1999 or at such other date as Kendle and the Sellers may mutually determine (the "CLOSING DATE"). All actions to be taken at the Closing shall be considered to take place simultaneously and no transaction or delivery of any document shall be deemed complete until all transactions and deliveries of documents are complete.

                  (d) DELIVERIES BY THE SELLERS AT THE CLOSING. At the Closing, the Sellers shall deliver to Kendle the following:

                      (i) share transfer orders for the ESCLI Shares, duly endorsed by each of the Sellers;

                      (ii) the certificate from a first rank insurance company accepting to provide life insurance on the life of Mr. Herve Blanchard at standard rates for One Million Five Hundred Thousand Euros (Euros 1,500,000);

                      (iii) the consulting agreement duly executed by Mrs. Marie Louise Queille, attached as Exhibit 2(d)(iii) hereto, pursuant to which Mrs. Marie-Louise Queille shall provide certain services to Kendle following the Closing Date and will be remunerated therefor in accordance with the terms and conditions set forth in such agreement (the "Consulting Agreement");

                      (iv) the Non-Competition Covenant duly executed by each of the Sellers attached as Exhibit 2(d)(iv) hereto (the "Covenant");

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                      (v)     an opinion from counsel to the Sellers dated as of
                              the Closing Date attached as Exhibit 2(d)(v);

                      (vi) the resignations, effective as of the Closing, of each director of ESCLI;

                      (vii) evidence that all notifications to the workers' committee have been given in accordance with all applicable laws and regulations;

                      (viii) evidence that the accounts for the fiscal year ended on December 31, 1998 have been duly approved by the shareholders of ESCLI; and

                      (ix) the Escrow Agreement duly executed by the Guarantor.

                (e) DELIVERIES BY KENDLE AT THE CLOSING. At the Closing, Kendle shall deliver to the Sellers the following:

                      (i)     the consideration specified in ss.2(b) above;

                      (ii) an opinion from counsel to Kendle dated as of the Closing Date and attached as Exhibit 2(e)(ii); and

                      (iii) the Escrow Agreement duly executed by Kendle and the escrow agent.

                  (f) OTHER DOCUMENTS TO BE DELIVERED AT THE CLOSING. Each of the Parties shall cause to deliver an employment contract or any amendment thereof duly executed by Mr. Herve Blanchard (the "Employment Contract").


         3.       REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

                  (a) REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers represents and warrants to Kendle that the statements contained in this ss.3(a) are correct and complete as of the Closing Date with respect to himself or herself (but not with respect to any other Seller).

                           (i) AUTHORIZATION OF TRANSACTION. The Seller has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give

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         any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                           (ii) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or she is bound or to which any of his or her assets is subject. The Seller has not received any threatened or pending claim that would prevent the consummation of any of the transactions contemplated by this Agreement or affect adversely the right of Kendle to own ESCLI Shares and to control ESCLI.

                           (iii) BROKERS' FEES. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Kendle could become liable or obligated.

                           (iv) ESCLI SHARES. The Seller holds of record and owns beneficially the number of ESCLI Shares set forth next to his or her name in ss.4(b) of the Disclosure Schedule, free and clear of any Encumbrances. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of ESCLI.

                  (b) REPRESENTATIONS AND WARRANTIES OF KENDLE. Kendle represents and warrants to the Sellers that the statements contained in this ss.3(b) are correct and complete as of the Closing Date.

                           (i) ORGANIZATION OF KENDLE. Kendle is a corporation organized, validly existing and in good standing under the laws of the State of Ohio.

                           (ii) AUTHORIZATION OF TRANSACTION. Kendle has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Kendle, enforceable in accordance with its terms and conditions.

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                           (iii) NONCONTRAVENTION. Neither the execution and the
         delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Kendle is subject or any provision of its charter or by-laws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Kendle is a party or by which it is bound or to which any of its assets is subject.

                            (iv) BROKERS' FEES. Other than liabilities or obligations to Technomark, Kendle has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.


         4. REPRESENTATIONS AND WARRANTIES CONCERNING ESCLI. The Guarantor represents and warrants to Kendle that the statements contained in this section.4 are correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule.

                  (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. ESCLI is a corporation organized, validly existing and in good standing under the laws of France. ESCLI is duly authorized to conduct business and has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. ss.4(a) of the Disclosure Schedule lists the directors of ESCLI. The Guarantor has delivered to Kendle correct and complete copies of the by-laws and corporate records of ESCLI (as amended through the Closing Date). The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors and the attendance registers thereof), the stock certificate books and the stock record books of ESCLI, all of which have been made available to Kendle, are correct, complete and executed in compliance with all applicable requirements. ESCLI is not in default under or in violation of any provision of applicable laws and regulations or its by-laws.

                  (b) SHARE CAPITAL. The share capital of ESCLI is in the amount set forth in ss.4(b) of the Disclosure Schedule, and is divided into the number of shares or other ownership interests set forth in ss.4(b) of the Disclosure Schedule. All of the ESCLI Shares (i) are issued and outstanding; (ii) are duly authorized, validly issued and fully paid and have been issued in compliance with applicable laws and regulations. There are no outstanding or authorized options, warrants, preemptive rights, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require ESCLI to issue, sell,

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or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, profit participation, or similar rights with respect to ESCLI. ESCLI is not a party to any voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of ESCLI. The ESCLI Shares represent, in the aggregate, direct or indirect ownership of 100% of the share capital of ESCLI. Upon completion of the account entries and other formalities required by applicable laws and regulations, Kendle will receive valid and marketable title to the ESCLI Shares, free and clear of any Encumbrances.

                  (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which ESCLI is subject or any provision of the by-laws of ESCLI or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license instrument to which ESCLI is a party or by which it is bound or to which any of its assets is subject; or (iii) result in the imposition of any Security Interest upon any of its assets. ESCLI does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement. ESCLI has not received any threatened or pending claim that would prevent the consummation of any of the transactions contemplated by this Agreement or affect adversely the right of Kendle to own ESCLI Shares and to control ESCLI.

                  (d) BROKERS' FEES. ESCLI has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (e) TITLE TO ASSETS. ESCLI has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests.

                  (f) SUBSIDIARIES. ESCLI has no Subsidiary and no other interest in any Person.

                  (g) FINANCIAL STATEMENTS. Attached hereto as Exhibit 4(g) are the following financial statements (collectively the "FINANCIAL STATEMENTS"):
(i) audited balance sheets and statements of income and the notes thereto for ESCLI as of and for the fiscal years ended December 31, 1995, March 31 1997 and December 31, 1997; (ii) audited balance sheets and statements of income and the notes thereto for ESCLI for the fiscal year ended December 31, 1998 (the "MOST RECENT FISCAL YEAR END"); (iii) unaudited balance sheets and statements of income (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the three (3) months ended March 31, 1999 (the "MOST RECENT FISCAL MONTH END") for ESCLI and
(iv) the management


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account as of April 30, 1999 for ESCLI. The Financial Statements and the Most
Recent Financial Statements (including the notes thereto) have been prepared in accordance with French accepted accounting principles applied on a consistent basis throughout the periods covered thereby, have been audited and certified without reserve by ESCLI's statutory auditors, except for the Most Recent Financial Statements, present fairly in all material respects the financial condition of ESCLI as of such dates and the results of operations of ESCLI for such periods and are consistent with the books and records of ESCLI.


                  (h) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. The Guarantor represents and warrants that she did not cause or permit ESCLI to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Except as set forth in ss.4(h) of the Disclosure Schedule, since December 31, 1998 and until the Closing Date, there has not been any ESCLI Material Adverse Change. Without limiting the generality of the foregoing, since that date, except as set forth in ss.4(h) of the Disclosure Schedule:

                           (i) ESCLI has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, involving in the aggregate more than One Hundred Twenty Thousand French Francs (FF 120,000);

                           (ii) ESCLI has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) including contracts with customers involving more than Two Hundred Thousand French Francs (FF 200,000);

                           (iii) no party (including ESCLI) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than One Hundred Fifty Thousand French Francs (FF 150,000) to which ESCLI is a party or by which it is bound;

                           (iv) ESCLI has not imposed or permitted to be imposed any Security Interest upon any of its assets, tangible or intangible;

                           (v) ESCLI has not made any capital expenditure (or series of related capital expenditures) either involving more than One Hundred Fifty Thousand French Francs (FF 150,000) or outside the Ordinary Course of Business;

                           (vi) ESCLI has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than One Hundred Fifty Thousand French Francs (FF 150,000) or outside the Ordinary Course of Business;

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

                           (vii) ESCLI has not issued any Share, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                           (viii) ESCLI has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                           (ix) ESCLI has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than Sixty Thousand French Francs (FF 60,000) or outside the Ordinary Course of Business;

                           (x) ESCLI has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                           (xi) there has been no change made or authorized in the by-laws of ESCLI;

                           (xii) ESCLI has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                           (xiii) ESCLI has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                           (xiv) ESCLI has not made any loan (that will remain outstanding on the Closing Date) to or with any of its directors and employees;

                           (xv) ESCLI has not entered into any employment contract or collective bargaining agreement, written or oral, or changed or modified the terms of any existing such contract or agreement;

                           (xvi) ESCLI has not granted any increase in the base compensation of any of its directors and employees outside the Ordinary Course of Business;

                           (xvii) ESCLI has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other contract, or commitment for the benefit of any of its directors and employees or taken any such action with respect to any Plan;

                           (xviii) ESCLI has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

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

                           (xix) there has not been any other material occurrence, event or transaction outside the Ordinary Course of Business; and,

                           (xx) ESCLI has not committed to any of the foregoing.


                  (i) UNDISCLOSED LIABILITIES. ESCLI has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), that individually or in the aggregate is material to the results of operations or the financial or other condition of ESCLI except for
(i) Liabilities reflected or reserved against on the Most Recent Balance Sheet or described on ss.4(i) of the Disclosure Schedule or in the notes to the Most Recent Financial Statements; or (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach by ESCLI of any contract or warranty, by any ESCLI tort or infringement or by any violation of law by ESCLI).


                  (j) LEGAL COMPLIANCE. ESCLI has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of French, state, local, and foreign governments (and all agencies thereof), except where such failure to comply would not, individually or in the aggregate, have an ESCLI Material Adverse Effect; and to the Knowledge of the Sellers, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any such failure to comply.


                  (k)      TAX AND CONTRIBUTION MATTERS.

                           (i) ESCLI has filed all Tax Returns that it was required to file as of the Closing Date. All such Tax Returns were correct and complete in all respects. All Taxes and Contributions owed or which shall become due by ESCLI relating to all taxable periods of ESCLI ending on or before the Closing Date (whether or not shown on any Tax Return) have been paid or fully reserved in the Financial Statements. ESCLI is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where ESCLI does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of ESCLI that arose in connection with any failure (or alleged failure) to pay any Tax or Contribution.

                           (ii) ESCLI has withheld and paid all Taxes and Contributions required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (iii) The Guarantor does not expect any authority to assess any additional Taxes or Contributions for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Liability of ESCLI either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors (and employees responsible for Tax and Contributions matters) of ESCLI has Knowledge based upon personal contact with any agent of such authority. ss.4(k) of the Disclosure Schedule lists all French, state, local, and foreign income Tax Returns filed with respect to ESCLI for taxable periods as of January 1, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Guarantor has delivered to Kendle correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by ESCLI since January 1, 1995.

                           (iv) ESCLI has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (v) No tax authority in any jurisdiction in which ESCLI does not file Tax Returns has made or asserted a claim that ESCLI is subject to taxation in that jurisdiction based on the activities of ESCLI.

                           (vi) ESCLI has not agreed to, and is not required to include in its income, any adjustment by reason of a change in accounting method or otherwise.

                           (vii) The unpaid Taxes of ESCLI (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for tax Liability (including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (including any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ESCLI in filing their Tax Returns.


                  (l)      REAL PROPERTY.

                           (i)      ESCLI owns no real property.

                           (ii) Section.4(l)(ii) of the Disclosure Schedule lists all real property leased or subleased to ESCLI. The Sellers have delivered to Kendle correct and complete copies of the leases and subleases listed in section.4(l)(ii) of the Disclosure Schedule (as amended through the Closing Date). With respect to each lease and sublease listed in section.4(l)(ii) of the Disclosure Schedule:

                                    (A) to the Knowledge of the Guarantor, the
                  lease or sublease is in full force and effect and will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                    (B) no party to the lease or sublease is in
                  material breach or material default or has repudiated such lease or sublease, and no event has occurred which, with notice or lapse of time, would constitute a material breach or material default or permit termination, modification, or acceleration thereunder;

                                    (C) ESCLI has not assigned, transferred,
                  conveyed, mortgaged or encumbered any interest in the leasehold or sub-leasehold;

                                    (D) all facilities leased or subleased
                  thereunder have all licenses and permits that are necessary for the operation of ESCLI's business as presently conducted thereat and as presently proposed to be conducted thereat; and

                                    (E) to the Knowledge of the Guarantor, the
                  owner of each facility leased or subleased to ESCLI has good and marketable title to the parcel of real property free and clear of any Security Interest other than Security Interests that do not materially impair ESCLI's use of such facility.


                  (m)      INTELLECTUAL PROPERTY.

                           (i) ESCLI owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property that is material to the operation of the businesses of ESCLI as presently conducted and as presently proposed to be conducted. Except as set forth on ss.4(m)(i) of the Disclosure Schedule, each such material item of Intellectual Property will be owned or available for use by ESCLI on identical terms and conditions immediately subsequent to the Closing hereunder.

                           (ii) The Guarantor represents that neither she nor ESCLI has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of ESCLI must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Guarantor, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of ESCLI.

                           (iii) Section.4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to ESCLI with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which

         ESCLI has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which ESCLI has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Guarantor has delivered to Kendle correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Kendle correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. ss.4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by ESCLI in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in ss.4(m)(iii) of the Disclosure Schedule:

                                    (A) ESCLI has all right, title, and interest
                  in and to the item, free and clear of any Security Interest, license, or other restriction;

                                    (B) the item is not subject to any
                  outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (C) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Guarantor, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                    (D) ESCLI has not agreed to indemnify any
                  Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (iv) Section.4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that ESCLI uses pursuant to license, sublicense, agreement, or permission. The Guarantor has delivered to Kendle correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in section.4(m)(iv) of the Disclosure Schedule:

                                    (A) to the Knowledge of the Guarantor, the
                  license, sublicense, agreement, or permission covering the item is in full force and effect and will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in section.2 above);

                                    (B) to the Knowledge of the Guarantor, no
                  party to the license, sublicense, agreement, or permission is in material breach or material default or has repudiated such license, sublicense, agreement or permission, and no event has occurred which with notice or lapse of time would constitute a material breach or material default or permit termination, modification, or acceleration thereunder;

                                    (C) the underlying item of Intellectual
                  Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (D) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Guarantor, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                    (E) ESCLI has not granted any sublicense or
                  similar right with respect to the license, sublicense, agreement, or permission.

                           (v) To the Knowledge of the Guarantor, ESCLI will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

                           (vi) ESCLI has undertaken all the necessary measures and taken all possible steps in order to ensure Year 2000 conformity of any of its hardware, software, products and any other equipment necessary for the conduct of its businesses. Year 2000 conformity shall mean that neither performance nor functionality is significantly adversely affected by dates prior to, during and after the Year 2000. The Guarantor represents and acknowledges that she shall remain fully liable for all guarantees given by ESCLI prior to the Closing to any third party concerning Year 2000 conformity, whether or not such guarantees have been disclosed in ss.4(m)(vi) of the Disclosure Schedule.


         (ii) ASSETS.

                           (i) ESCLI has, and after the Closing Date will continue to have, full ownership rights to all of its assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted, free and clear of any Security Interest. ss.4(n) of the Disclosure Schedule lists all of the fixed tangible and intangible assets carried on the books of ESCLI. All such assets have been properly valued in accordance with French accepted accounting principles for at least the preceding three fiscal years.

                           (ii) Section.4(n) lists all the lease or lease-back ("credit bail") agreements under which ESCLI is the lessee of any personal property necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted, free and clear of any Security Interest. All rentals due under such lease agreements have been paid and there exist no defaults under the terms of any of such lease agreements.

                           (iii) ESCLI owns or leases all facilities, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each of the facilities, machinery, equipment, material and any other asset owned or leased has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.


                  (o) CONTRACTS. 4(o) of the Disclosure Schedule lists the following contracts and other agreements to which ESCLI is a party:

                           (i) any agreement (or group of related agreements) for the lease of personal property (other than lease-back obligations) to or from any Person providing for lease payments in excess of One Hundred Twenty Thousand French Francs (FF 120,000) per annum;

                           (ii) any agreements and contracts with customers and any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to ESCLI, or involve consideration in excess of Two Hundred Thousand French Francs (FF 200,000);

                           (iii) any agreement concerning a partnership or joint venture;

                           (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of One Hundred Twenty Thousand French Francs (FF 120,000);

                           (v) any agreement concerning confidentiality or non-competition provisions;

                           (vi) any agreement with any of the Sellers and their Affiliates (other than ESCLI);

                           (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other Plan or arrangement for the benefit of its current or former directors and employees;

                           (viii)   any collective bargaining agreement;

                           (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of Seventy Thousand French Francs (FF 70,000) or providing severance benefits in excess of One Hundred Twenty Thousand French Francs (FF 120,000);

                           (x) any agreement under which it has advanced or loaned any amount to any of its directors and employees;

                           (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of ESCLI; or

                           (xii) other than agreements or contracts with customers, any other agreement (or group of related agreements) the performance of which involves consideration in excess of One Hundred Twenty Thousand French Francs (FF 120,000).

The Guarantor has delivered to Kendle a correct and complete copy of each written agreement listed in section.4(o) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in section.4(o) of the Disclosure Schedule. With respect to each such agreement: (A) to the Knowledge of the Guarantor, the agreement is in full force and effect; (B) to the Knowledge of the Guarantor and unless the existence, if any, of change of control provisions provided for in said agreements as set forth is section.4(o)(xi) of the Disclosure Schedule, the agreement will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of the Guarantor, no party is in material breach or material default, and no event has occurred which with notice or lapse of time would constitute a material breach or material default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement. Except as listed on section.4(o) of the Disclosure Schedule, ESCLI is not a party to any contract or agreement, relating to provision by ESCLI of services, with any French, state or local government, governmental agency or other governmental authority.


                  (p) NOTES AND ACCOUNTS RECEIVABLE. All notes and all accounts receivable of ESCLI are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ESCLI.


                  (q) POWERS OF ATTORNEY. section.4(q) of the Disclosure Schedule sets forth the outstanding powers of attorney executed on behalf of ESCLI.

                  (r) INSURANCE. Section.4(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including, without limitation, policies providing property, casualty, liability, and workers' compensation coverage) to which ESCLI has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

                           (i) the name, address, and telephone number of the agent;

                           (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                           (iii) the policy number and the period of coverage;

                           (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                           (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) to the Knowledge of the Guarantor, the policy is in full force and effect; (B) to the Knowledge of the Guarantor, the policy will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of the Guarantor, neither ESCLI nor any other party to the policy is in material breach or material default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or material default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. ESCLI has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

                  (s) LITIGATION. Section.4(s) of the Disclosure Schedule sets forth each instance in which ESCLI (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Guarantor, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or administrative agency of any French, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in ss.4(s) of the Disclosure Schedule is likely, if adversely determined, to result in any ESCLI Material Adverse Change. The Guarantor has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against ESCLI.


                  (t)      EMPLOYEES.

                           (i) Section.4(t) of the Disclosure Schedule lists (A) the employees of ESCLI; (B) setting forth the name, age, title, job description and years of service of each employee, as well as the term of each employment, consulting, management services or similar agreement with and the total remuneration and other benefits provided or agreed to be provided (whether now or in the future) to each employee; (C) indicating all employees whom the Guarantor knows they will leave ESCLI, voluntarily or otherwise, at any time prior to the Closing Date; and (D) naming all employees, past or present, with respect to whom a proceeding arising out of their employment with ESCLI is pending before any authority or threatened in writing. Except as specifically disclosed in ss.4(t) of the Disclosure Schedule, since December 31, 1998, (1) no change has been made or promised in the rate of remuneration, pension or other benefits of all or any group of employees of ESCLI; (2) no change has been made or promised in the terms of engagement of any employee; (3) no additional employee has been hired; and (4) no employee has received or given notice terminating employment or indicated an intent to do so. Neither the Sellers nor ESCLI is a party to any contract with any employee which is not terminable by such Seller or ESCLI, as the case may be, without compensation (other than, any compensation payable as a matter of statute) upon three month's notice given at any time, and there is no outstanding claim against ESCLI by any former or present employee, or any actual or threatened dispute between ESCLI and a material number or class of employees.

                           (ii) Section.4(t) of the Disclosure Schedule lists each Plan that ESCLI maintains or to which ESCLI contributes or has any obligation to contribute in favor of any of its employees.

                                    (A) Each such Plan complies in form and in
                  operation in all respects with applicable laws and regulations.

                                    (B) ESCLI has paid, or specifically reserved
                  for in the Financial Statements, all Contributions (including all employer contributions and employee salary contributions), dismissal indemnities, paid vacation allowances or other benefits accrued or payable as of the Closing Date to any employee or former employee.

                                    (C) There are no actions, suits or claims
                  which have been instituted or asserted, or which could reasonably be expected by the Guarantor to be instituted or asserted, against or relating to any of the Plans, by or on behalf of any such employee or former employee.

                                    (D) ESCLI has no Liability under any Plan
                  which is not fully-funded or fully and specifically reserved in the Financial Statements.

                           (iii) There are no labor disputes pending or threatened in writing between ESCLI and any of its employees. ESCLI has complied with all laws relating to the employment of labor, whether permanent, temporary, seasonal or fixed-term, including without limitation all provisions relating to wages, hours, employee profit-sharing, collective bargaining, severance, workers' committee representation, employee voting or consultation rights and the payment of social security and similar taxes. ESCLI is not liable for any arrears of wages, or for any Taxes or penalties for failure to comply with any of the foregoing.

                           (iv) No employee is a party with the Sellers or ESCLI to any contract, lease, license or commitment other than his/her employment contract. To the Knowledge of the Guarantor, no employee has any participation in any business enterprise which is a competitor, customer, distributor or supplier of ESCLI, or which has an existing business relationship with ESCLI.

                  (u) GUARANTIES. ESCLI is not a guarantor or otherwise is not liable for any Liability or obligation (including indebtedness) of any Person.


                  (v) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

Except as disclosed in section.4(v) of the Disclosure Schedule:

                           (i) Hazardous Materials have not at any time been generated, used, treated or stored by ESCLI in violation in any material respect of any applicable Environmental Law, or in any way which will hereafter require material remedial action under any applicable Environmental Law, and ESCLI has not received any notice of any such violation with respect to Hazardous Materials;

                           (ii) to the Knowledge of the Guarantor, there has been no spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto any property owned or leased by ESCLI, or into the environment surrounding any such property, of Hazardous materials, other than releases permissible under applicable Environmental Law or allowable under applicable permits;

                           (iii) ESCLI, its operations and any property owned by it are in compliance in all material respects with (i) all applicable Environmental Laws, and (ii) the requirements of any permits issued under such laws; and

                           (iv) there are no pending or threatened claims against ESCLI or any property owned or leased by it relating to Hazardous Materials or environmental matters.

None of the circumstances, conditions or occurrences disclosed in ss.4(v) of the Disclosure Schedule or reflected in the Financial Statements involves or will result in any material liability on the part of ESCLI.


                  (w) CERTAIN BUSINESS RELATIONSHIPS WITH ESCLI. Except as contemplated or permitted by this Agreement, disclosed in ss.4(w) of the Disclosure Schedule or reflected in the Financial Statements, none of the Sellers is involved in any business arrangement or relationship with ESCLI and none of the Sellers owns any material asset, tangible or intangible, which is used in the business of ESCLI.


                  (x) DISCLOSURE. The representations and warranties contained in this ss.4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss.4, in light of the circumstances under which they were made, not misleading.


         5. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

                  (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss.6 below). The Sellers acknowledge and agree that, from and after the Closing, Kendle will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort within the possession of, or under the control of, any Seller or ESCLI, relating to ESCLI.

                  (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving ESCLI, each of the other Parties will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ss.6 below).

                  (c) TRANSITION. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of ESCLI from maintaining the same business relationships with ESCLI after the Closing as it maintained with ESCLI prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of ESCLI to Kendle from and after the Closing.

                  (d) CONFIDENTIALITY. Each Party covenants that it shall hold confidential all information received from the other Party, its employees, counsel or representatives in connection with this Agreement, unless the other Party authorizes the disclosure or use of such information in writing, and with the exception of information (a) already known by such Party prior to the disclosure thereof by the other Party, its employees, counsel or representatives and not held under a covenant of secrecy; (b) supplied to third party by the other Party without restriction as to disclosure; (c) in the public domain; (d) independently constituted by such Party; or (e) required by law to be disclosed by such Party.


         6.       SURVIVAL AND INDEMNIFICATION.

                  (a) SURVIVAL. All representations and warranties contained in this Agreement shall survive for three (3) years after the Closing Date with the exception of the representations and warranties concerning tax and labor matters which will survive for the applicable statutes of limitations. All representations and warranties shall further survive beyond such three-year period (or period of the applicable statutes of limitation) for so long as any claim made during such three-year period (or period of the applicable statutes of limitation) under this ss.6 are not definitively settled. In addition, it is specified that the periods thus defined apply to the notification of the event giving rise to indemnification and not to its judicial or amicable settlement.

                  (b) INDEMNIFICATION.

                  (i) Subject to the provisions of this ss.6, the Guarantor agrees to indemnify Kendle and or ESCLI against any Damages that are incurred by Kendle and or ESCLI (collectively, "the Beneficiaries") after the Closing Date as a consequence of or in connection with any breach by the Guarantor of any of her representations and warranties, on the express condition that Kendle shall have fully complied with its obligations pursuant to section.6(d).

                  (ii) Kendle undertakes, without prejudice to any other duties and obligations regarding the operation and management of ESCLI after the Closing Date, to use its best efforts to minimize the risks of claims under this section.6(b) and to mitigate Damages arising therefrom.

                  (iii) It is specified that:

                          (A) any increase in liabilities or decrease in assets
                  resulting from a change in generally accepted accounting principles in France or from retroactive laws or regulations or from a change in interpretation by the courts or administrative authorities related to the implementation of a practice generally accepted until that time, shall be excluded from the calculation of the amount of any Damages indemnifiable by the Guarantor to the Beneficiaries pursuant to this Agreement;

                          (B) the consequences of tax or social arrears or any
                  other Damage, which would result in a simple deferral of tax or charges or which would lead to a mere transfer of profit or earnings from one financial year to another or which would result in a correlative right to deduction or allocation shall not give rise to any claim for indemnification pursuant to this Agreement, except for any resulting penalties and late payment interest imposed upon or assessed against ESCLI;

                          (C) with respect to bad debts ("creances douteuses"),
                  the unsufficiency or lack of provision of such in ESCLI's accounts shall be sufficiently evidenced by a default of payment of such bad debt; provided however, that an account receivable shall be deemed to be a bad debt either upon a judicial bankruptcy order ("jugement d'ouverture d'une procedure collective") rendered against the debtor or three months further to a formal request of payment which shall remain unsettled; in this event the Guarantor shall be entitled to request that this bad debt be assigned to her for a consideration of 1 French franc. Kendle agrees to make all its reasonable efforts, in agreement with the Guarantor, to ensure payment of account receivables;

                          (D) the amount of any increase in assets or decrease
                  in liabilities resulting from the facts giving rise to any Damages, or the amount of any total or partial recovery of a provision or reserve in ESCLI's accounts, shall be applied to reduce the amount of any Damages indemnifiable by the Guarantor to the Beneficiaries pursuant to this Agreement;

                          (E) the amount of any Damages indemnifiable by the
                  Guarantor to the Beneficiaries pursuant to this Agreement shall be calculated after taking into account (x) any reduction resulting from tax savings and (y) any increase resulting from the taxes, if any, paid by the Beneficiaries solely as a result of the payment by the Guarantor of indemnification pursuant hereto.


                  (c) CLAIMS: THRESHOLDS; LIMITATIONS

                  (i) Any claim by any of the Beneficiaries for indemnity under this Agreement (each, a "Claim") shall specify the matter giving rise to such Claim and the estimated amount of Damages that would be incurred by such Beneficiary solely as a result of such matter.

                  (ii) The Guarantor shall not be obligated to indemnify the Beneficiaries against Damages which may be incurred by the Beneficiaries as a consequence of or in connection with matters specified in ss.6(b), unless and until the aggregate amount of Damages arising from matters specified in the Claims exceed an aggregate threshold of French francs 300,000, at which point the Guarantor shall be obligated to indemnify the Beneficiaries against all such Damages as of the first French franc.


                  (d) PROCEDURE FOR INDEMNIFICATION

                  (i) Kendle shall give prompt written notice (within 30 days or sooner if the claim or event so requires) to the Guarantor, pursuant to ss.7(g) below, of any claim or event known to it which gives rise to a Claim for indemnification hereunder by Kendle against the Guarantor; provided that the failure of Kendle to give notice as provided in this Agreement shall not relieve the Guarantor of her obligations under this ss.6 to the extent that such failure has not prejudiced the Guarantor and or ESCLI.

                  (ii) In the case of any Claim for indemnification hereunder arising out of a claim, action, suit or proceeding brought against ESCLI by any Person who is not a party to this Agreement (a "Third Party Claim"), Kendle shall also give to the Guarantor copies of any written claims, process or legal pleadings with respect to such Third Party Claim promptly after such documents are received by Kendle, it being understood that any delay in remitting such documentation by Kendle shall not relieve the Guarantor of her obligations under this ss.6 except to the extent that such failure has prejudiced the Guarantor and or ESCLI.

                  (iii) The Guarantor may elect to compromise or defend at her own expense and with her own counsel any Third Party Claim. If the Guarantor elects to compromise or defend a Third Party Claim, she shall, within 30 days (or sooner, if the nature of such Third Party Claim so requires), notify Kendle of her intent to do so, and Kendle shall reasonably cooperate in the compromise of, or defense against, such Third Party Claim.

                  (iv) The Guarantor shall pay Kendle's actual out-of-pocket expenses incurred in connection with such cooperation including Kendle's reasonable legal expenses. After notice from the Guarantor to Kendle of her election to assume the defense of a Third Party Claim, the Guarantor shall not be liable to Kendle under this ss.6 for any legal expenses subsequently incurred by Kendle in connection with the defense thereof; provided that Kendle shall have the right to employ one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent Kendle if, in Kendle's reasonable judgment, a conflict of interest between Kendle and the Guarantor exists in respect of such Claim. If the Guarantor elects not to compromise or defend against a Third Party Claim, or fails to notify Kendle of her election as provided in this ss.6(d), Kendle may pay, compromise or defend such Third Party Claim at the expense of the Guarantor, including Kendle's reasonable legal expenses. The Guarantor shall not consent to entry of any judgment or enter into any settlement without the written consent of Kendle (which consent shall not be unreasonably withheld).

                  (v) If there is a reasonable likelihood that a Third Party Claim may adversely affect Kendle, Kendle will have the right, after consultation with the Guarantor, to have sole control of the defense and settlement of such Third Party Claim notwithstanding the provisions of ss.6(d).

                  (e) PAYMENT OF INDEMNIFICATION: Kendle may satisfy Guarantor's indemnification obligations by recourse to the escrow fund held by Fifth Third Bank, as escrow agent, pursuant to the Escrow Agreement but recourse to that escrow fund shall not constitute Kendle's sole remedy or source for satisfaction of indemnification claims under this Agreement. The escrow agent shall hold the Cash Escrow Amount for a period up to two years from the Closing Date pursuant to the terms and conditions of the Escrow Agreement or for a longer period only as permitted under the Escrow Agreement.

                  (f) ADJUSTMENT TO THE PURCHASE PRICE - INTEREST. All indemnification payments under this ss.6 shall be deemed adjustments to the Purchase Price. Any final amount due by the Guarantor in connection with any claim for indemnification made by Kendle, as provided in ss.6 and duly notified pursuant ss.7(h) shall bear interest at the French legal interest rate plus 4 points from the sending of such notification. Interest shall be paid only if a sum in principal is itself due by the Guarantor to the Beneficiaries.


         7. MISCELLANEOUS.

                  (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the existence and subject matter of this Agreement prior to the Closing without the prior written approval of Kendle and the Sellers (which approval shall not be unreasonably withheld or delayed); PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or to obtain any consent hereby (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

                  (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes all prior understandings, agreements, or representations by or among the Parties, both written and oral, to the extent they related in any way to the subject matter hereof.


                  (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of Kendle and the Sellers; provided, however, that Kendle may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Kendle nonetheless shall remain responsible for the performance of all of its obligations hereunder).


                  (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.


                  (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) NOTICES. All notices, requests, demands, claims, and other communications required to be given hereunder shall be in writing and shall be deemed duly given on the date delivered personally or by telecopy to the Parties or on the date of receipt of a registered letter or certified mail, return receipt requested, at the addresses set forth below, or on the date of receipt of a telecopier transmission at the numbers set forth below:

         If to the Sellers:                 Mrs. Marie-Louise Queille
         ------------------                 9 rue des Marronniers
                                            75016 Paris, France

         with a copy to counsel:            THESIS
         -----------------------            103 rue de la Boetie
                                            75008 Paris, France
                                            Fax No.: (33 1) 53 76 80 60
                                            Attention: Jean-Louis TROUSSET, Esq.


         If to Kendle:                      KENDLE UK INC.
         -------------                      441 Vine Street
                                            700 Carew Tower
                                            Cincinnati, Ohio  45202
                                            Fax No.:   (1) 513 562 1789
                                            Attention: Paul F. Ritter, Esq.
                                                       General Counsel

         Copy to:                           KAHN & ASSOCIES
         --------                           9 rue Anatole de la Forge
                                            75017 Paris, France
                                            Fax No.:   (33 1) 42 67 03 24
                                            Attention: Diane Hedary, Esq.


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change its address by giving the other Parties notice in the manner herein set forth.

                  (h) GOVERNING LAW - JURISDICTION. Except as specifically provided in the Escrow Agreement, this Agreement shall be governed by and construed in accordance with the laws of France. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity hereof shall be submitted only to the Commercial Court of Nanterre, France. This Agreement has been executed in English.

                  (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Kendle and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) SEVERABILITY. If any term or provision of this Agreement is held to be invalid or unenforceable, thatshall not affect the validity or enforceability of the remaining terms and provisions of this Agreement.

                  (k) PAYMENT OF TAXES, FEES AND EXPENSES. Each of the Parties shall bear its respective costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that any of the ESCLI and Sellers' costs and expenses (including any of their legal fees and expenses or any brokerage fees) in connection with this Agreement or any of the transactions contemplated hereby shall be borne directly by the Sellers; provided, however, that Kendle shall pay the stamp and registration taxes with respect to the transfer of ESCLI Shares and that the Sellers shall remain responsible and shall pay any other taxes (including income Taxes) payable in respect of the transfer of the ESCLI Shares.

                  (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

                  (m) INCORPORATION OF EXHIBITS AND DISCLOSURE SCHEDULES. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.








KENDLE UK INC.,



By: /s/ Rafael Mancera
-------------------------------------------
Name: Rafael Mancera
Title: Director, Mergers and Acquisitions

THE SELLERS:




/s/ Marie-Louise Queille                     /s/ Regina Soyer
-----------------------------------          -----------------------------------
Marie-Louise Queille                         Regina Soyer




/s/ Jean Soyer                               /s/ Michel Behar
-----------------------------------          -----------------------------------
Jean Soyer                                   Michel Behar




/s/ Bernard Queille                          /s/ Michel Benady
-----------------------------------          -----------------------------------
Bernard Queille                              Michel Benady




/s/ Jean-Jacques Mayer                       /s/ Jean-Francois Morvan
-----------------------------------          -----------------------------------
Jean-Jacques Mayer                           Jean-Francois Morvan